Exhibit 4.21

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), is executed by ad among the following Parties on January 25, 2021 in Beijing, the People’s Republic of China (“PRC”):

Lender: Xi’an Jingxundi Supply Chain Technology Co., Ltd., a limited liability company, organized and existing under the laws of the PRC, with it address at Building 5, SkyCity Central Square, East Chang’An Street No.666, National Civil Space Industrial Base, Xi’an, Shaanxi, China;

And

Borrowers:	Richard Qiangdong Liu, Chinese Identification No. ***;
Yayun Li, Chinese Identification No. ***;
Pang Zhang, Chinese Identification No. ***.

(In this Agreement, the Lender and the Borrowers are individually referred to as a “Party”, collectively the “Parties”)

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Loan

1.1

Subject to the terms and conditions of this Agreement, the Lender agrees to provide a loan at an aggregate amount of RMB one million (¥1,000,000.00) (the “Loan”) to the Borrowers, which the Loan will be provided to Richard Qiangdong Liu at the amount of RMB four hundred and fifty thousand (¥450,000.00), the Loan will be provided to Yayun Li at the amount of RMB three hundred thousand (¥300,000.00), and the Loan will be provided by Pang Zhang at the amount of RMB two hundred and fifty thousand (¥250,000.00).

1.2

It is confirmed that the Lender will provide, and the Borrowers will receive the full amount of the Loan when the Borrowers make actual capital contribution to Xi’an Jingdong Xincheng Information Technology Co., Ltd.

1.3

The Borrowers agree to use the Loan to pay for their investment in the registered capital of Xi’an Jingdong Xincheng Information Technology Co., Ltd. (the “Borrower Company”) and, unless with prior written consent of the Lender, will not use the Loan for any other purpose, or transfer or pledge its shares or other interests in the Borrower Company to any third party.

1.4	It is confirmed that the Lender will not charge any interest upon the Loan, unless otherwise provided herein.

2.	Term of Loan

2.1

The term of the Loan hereunder shall be ten (10) years from the date when the Borrowers actually receive all or any part of the Loan. Unless otherwise indicated by the Lender prior to its expiration, the term of the Loan will be automatically extended for another ten (10) years, and so forth thereafter.

2.2

During the term or any extended term of the Loan, the Loan will become immediately due and payable by the Borrowers, and the Borrowers shall immediately make the repayment of the Loan pursuant to the terms of this Agreement if:

(1)	The Borrowers die or become a person incapacitated or with limited capacity for civil acts;

(2)	The Borrowers resign or are dismissed by the Lender, the Borrower Company or any affiliate of the Lender;

(3)	The Borrowers commit a crime or are involved in a crime;

(4)	Any third party pursue any claim of more than RMB100,000 against any of the Borrowers and the Lender has reasonable ground to believe that the Borrowers will not be capable to pay for such claim;

(5)	The Lender decides to perform the Exclusive Option Agreement (as defined below) when foreign enterprises are allowed to control or wholly own the Borrower Company under applicable PRC laws;

(6)

The Borrowers fail to comply with or perform any of their commitments or obligations under this Agreement (or any other agreement between them and the Lender), and further fails to remedy such breach within 30 business days upon its occurrence; and

(7)	This Agreement, the Equity Interest Pledge Agreement (as defined below), or the Exclusive Option Agreement is terminated or held invalid by any court for any reason other than the Lender’s.

3.	Repayment of Loan

3.1

The Lender and the Borrowers agree and confirm that the Loan will be repaid in the following manner only: the Borrowers will transfer all of their equity interests in the Borrower Company to the Lender or any legal or natural person designated by the Lender pursuant to requirements from the Lender.

3.2

The Lender and the Borrowers agree and confirm that to the extent permitted by the laws, the Lender has the right but no obligation to purchase or designate any legal or natural person to purchase all or any part of the equity interests in the Borrower Company from the Borrowers at the price set forth under the Exclusive Option Agreement.

3.3	It is agreed and confirmed by the Parties that the Borrowers shall be deemed to have fulfilled their repayment obligations hereunder only after both of the following conditions have been satisfied.

(1)	The Borrowers have transferred all of their equity interests in the Borrower Company to the Lender and/or their designated person; and

(2)	The Borrowers have repaid to the Lender all of the transfer proceeds or an amount equivalent to the maximum amount permitted by the laws.

3.4

The Loan will be deemed as a zero interest loan if the price to transfer the equity interests in the Borrower Company to the Lender from the Borrowers concluded by the Parties under this Agreement and any other related agreements is equal or less than the amount of the Loan. Under such circumstance, the Borrowers are not required to repay any remaining amount of and/or any interest upon the Loan; provided, however, that if the equity interest transfer price exceeds the amount of the Loan, the exceeding amount will be deemed as the interest upon the Loan (calculated by the highest interest permitted by the PRC laws) and financing cost thereof.

3.5

Notwithstanding anything to the contrary in this Agreement, if the Borrower Company goes bankruptcy, dissolution or is ordered for closure during the term or extended term of this Agreement, and Borrowers will liquidate the Borrower Company according to laws and all of the proceeds from such liquidation will be used to repay the principal, interest (calculated by the highest interest permitted by the PRC laws) and financing cost of the Loan.

4.	Obligations of the Borrowers

4.1	The Borrowers shall repay the Loan according to the provisions of this Agreement and requirements from the Lender.

4.2

The Borrowers shall enter into an Equity Interest Pledge Agreement (the “Equity Interest Pledge Agreement”) with the Lender and the Borrower Company, whereby the Borrowers agree to pledge all of their equity interests in the Borrower Company to the Lender.

4.3

The Borrowers shall enter into an Exclusive Option Agreement (the “Exclusive Option Agreement”) with the Lender and the Borrower Company, whereby the Borrowers shall, to the extent permitted by the PRC laws, grant an irrevocable and exclusive option for the Lender to purchase all or any part of the equity interest in the Borrower Company from the Borrowers.

4.4

The Borrowers shall perform their obligations under this Agreement, the Equity Interest Pledge Agreement and the Exclusive Option Agreement, and provide support for the Lender to complete all filings, approvals, authorizations, registration and other government procedures necessary to perform such agreements.

4.5

The Borrowers shall sign an Shareholder Voting Rights Entrustment Agreement (the “Shareholder Voting Rights Entrustment Agreement”) and an irrevocable power of attorney authorizing a person designated by the Lender to exercise on its behalf all of his or her rights as the shareholder of the Borrower Company.

5.	Representations and Warranties

5.1	The Lender represents and warrants to the Borrowers that from the date of this Agreement until termination hereof:

(1)	It is a limited liability company duly incorporated and validly existing under the laws of the PRC;

(2)

It has the power and receives all approvals and authorities necessary and appropriate to execute and perform this Agreement. Its execution and performance of this Agreement are in compliance with its articles of association or other organizational documents, and it has obtained all necessary and appropriate approval and authorization with respect to its execution and performance;

(3)

Neither its execution nor its performance of this Agreement is in breach of any law, regulation, government approval, authorization, notice or any other government document, or any agreement between it and any third party or any covenant issued to any third party; and

(4)	This Agreement, once executed, constitutes a legal, valid and binding obligation of the Lender.

5.2	The Borrowers represent and warrant that from the date of this Agreement until termination hereof:

(1)	They are fully capable to conduct civil acts;

(2)	The Borrower Company is a limited liability company incorporated and validly existing under the PRC laws, and the Borrowers are the lawful owners of the Borrower Equity;

(3)

Neither their execution nor their performance of this Agreement is in breach of any law, regulation, government approval, authorization, notice or any other government document, or any agreement between them and any third party or any covenant issued to any third party;

(4)	This Agreement, once executed, constitutes a legal, valid and binding obligation of any Borrower;

(5)	They will pay the full investment relating to the Borrower Equity according to law;

(6)

Except for those provided under the Equity Interest Pledge Agreement, they create no mortgage, pledge or any other security upon the Borrower Equity, provides no offer to any third party to transfer the Borrower Equity, make no covenant regarding any offer to purchase the Borrower Equity from any third party, and enter into no agreement with any third party to transfer the Borrower Equity;

(7)	There is no existing or potential dispute, lawsuit, arbitration, administrative proceeding or any other legal proceeding in which the Borrowers and/or the Borrower Equity is involved; and

(8)	The Borrower Company has completed all government approvals, authorizations, licenses, registrations and filings necessary to conduct its businesses and own its assets.

6.	Covenants from the Borrowers

6.1	The Borrowers covenant in their capacity of the shareholders of the Borrower Company that during the term of this Agreement they shall procure the Borrower Company:

(1)

without prior written consent from the Lender, not to supplement, amend or modify its articles of association, or increase or decrease its registered capital, or change its capital structures of the Company in any form;

(2)	to maintain its existence, prudently and effectively operate its businesses and deal with its affairs in line with fair financial and business standards and customs;

(3)

without prior written consent from the Lender, not to sell, transfer, pledge or otherwise dispose any legal or beneficial interest of any of its assets, businesses or income, or allow creation of any other security interests thereupon;

(4)

without prior written consent from the Lender, not to incur, inherit, guarantee or allow the existence of any debt, except for (i) any debt incurred during its ordinary course of business rather than from borrowing; and (ii) any debt which has been disclosed to and obtained the written consent from the Lender;

(5)	to always conduct its business operations in ordinary course to maintain the value of its assets;

(6)	without prior written consent from the Lender, not to enter into any material agreement other than those executed in its ordinary course of business;

(7)	without prior written consent from the Lender, not to provide any loan or credit to any party;

(8)	to provide any and all information regarding its operations and financial conditions to the Lender upon the request from the Lender;

(9)

to buy and maintain requisite insurance policies from an insurer acceptable to the Lender, the amount and type of which will be the same with those maintained by the companies having similar operations, properties or assets in the same region;

(10)	without prior written consent from the Lender, not to combine, merge with, acquire or make investment to any person;

(11)	to immediately notify the Lender of any actual or potential litigation, arbitration or administrative proceeding regarding its assets, business and income;

(12)	to execute any document, conduct any action, and make any claim or defense necessary or appropriate to maintain its ownership of all of its assets;

(13)	without prior written consent from the Lender, not to distribute any dividend or bonus to any of its shareholders;

(14)	to appoint any person designated by the Lender or the parent of the Lender to its board upon the request of the Lender; and

(15)	to strictly comply with the provisions of the Exclusive Option Agreement, and not to make any act or omission which may affect its validity and enforceability.

6.2	The Borrowers covenant during the term of this Agreement:

(1)

except those provided under the Equity Interest Pledge Agreement and without prior written consent from the Lender, not to sell, transfer, pledge or otherwise dispose any legal or beneficial interest of the Borrower Equity, or allow creation of any other security interests thereupon;

(2)

without prior written consent from the Lender, to procure the shareholders of the Borrower Company not to approve any sale, transfer, pledge or otherwise disposal of any legal or beneficial interest of the Borrower Equity, or creation of any other security interests thereupon, except to the Lender or its designated person;

(3)	without prior written consent from the Lender, to procure the shareholders of the Borrower Company not to approve its merger or association with, or acquisition of or investment in any person;

(4)	to immediately notify the Lender of any actual or potential litigation, arbitration or administrative proceeding regarding the Borrower Equity;

(5)	to execute any document, conduct any action, and make any claim or defense necessary or appropriate to maintain its ownership of the Borrower Equity;

(6)	without prior written consent from the Lender, not to make any act and/or omission which may affect any asset, business or liability of the Borrower Company;

(7)	to appoint any person designated by the Lender or the parent of the Lender to the board of the Borrower Company upon the request of the Lender;

(8)

to the extent permitted under the PRC laws and upon the request of the Lender at any time, to transfer unconditionally and immediately all of the equity interests owned by the Borrowers to the Lender or any person designated by it, and procure any other shareholder of the Borrower Company to waive the right of first refusal regarding such equity interests;

(9)

to the extent permitted under the PRC laws and upon the request of the Lender at any time, to procure any other shareholder of the Borrower Company to transfer unconditionally and immediately all of the equity interests owned by such shareholder to the Lender or any person designated by it, and the Borrowers hereby waive their rights of first refusal regarding such equity interests;

(10)	if the Lender purchases the Borrower Equity from the Borrowers pursuant to the Exclusive Option Agreement, to use the price of such purchase to repay the Loan to the Lender on priority; and

(11)

to strictly comply with the provisions of this Agreement, the Equity Interest Pledge Agreement and the Exclusive Option Agreement, to perform its obligations under each of such agreements, and not to make any act or omission which may affect the validity and enforceability of each of such agreements.

7.	Liabilities for Breach of Contract

7.1

If any party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to the other party (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) business days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may immediately take the actions pursuant to this Agreement or take other remedies in accordance with laws.

7.2

If the Borrowers fail to repay the Loan pursuant to the terms under this Agreement, they will be liable for a penalty interest accrued upon the amount due and payable at a daily interest rate of 0.02% until the Loan as well as any penalty interest and any other amount accrued thereupon are fully repaid by the Borrowers.

8.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to an internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to the Lender: Xi’an Jingxundi Supply Chain Technology Co., Ltd.

Address: ***

Attention: ***

If to the Borrowers:

Richard Qiangdong Liu

Address: ***

Yayun Li

Address: ***

Pang Zhang

Address: ***

9.	Confidentiality

All Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All Parties shall keep in confidence all such information and not disclose it to any third party without prior written consent from other Parties unless: (a) such information is known or will be known by the public (except by disclosure of the receiving party without authorization); (b) such information is required to be disclosed in accordance with applicable laws or rules or regulations; or (c) if any information is required to be disclosed by any party to its legal or financial advisor for the purpose of the transaction of this Agreement, such legal or financial advisor shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by any employee or agency engaged by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive expiration or termination of this Agreement.

10.	Applicable Law and Dispute Resolution

10.1	The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

10.2

Any disputes arising from the interpretation and implementation of this Agreement shall be firstly solved through the Parties’ friendly negotiations. In case that the consensus on settlement of such disputes is not reached within 30 days after any Party asks the other party to reach solution through friendly negotiations, any Party can submit the disputes to Beijing Arbitration Commission, which gives verdict according to the prevailing arbitration rule at that time. The arbitration shall take place in Beijing and language for arbitration shall be Chinese. The arbitration award is final and binding on each party. The arbitral tribunal can order the Borrowers to compensate the losses of the Lender with the Borrower Company’s equity interests, assets or property rights and interests, reach judgment of mandatory relief through mandatory transfer of related business or assets or order the Borrowers to declare bankruptcy. After the arbitration award becomes effective, any Party is entitled to petition the relevant court to execute the arbitration award. If necessary, the arbitral institution is entitled to order the Defaulting Party to cease the breach of this Agreement or refrain from actions that would increase the losses to the Lender before making final verdict for the disputes of all parties. The courts in Hong Kong, Cayman Islands, China or other places with right of jurisdiction (including the court in the place of the Borrower Company, or the court in the place of main asset of the Lender or the Borrower Company shall be deemed as the court with right of jurisdiction) similarly are entitled to confer or execute the verdict of the arbitral tribunal and is also entitled to make judgment or execute temporary relief for the equity or property interests in the Borrower Company, and give verdict or judgment of providing certain temporary relief for the party instigating the arbitration before the establishment of arbitral tribunal or in other appropriate circumstances, such as reaching verdict or judgment of ordering the Defaulting Party to cease the breaching of this Agreement or not to cause additional losses to the Lender.

8.3 In the arbitration for any disputes arising from the interpretation and implementation of this Agreement, the Parties herein shall continue executing other rights and obligations herein respectively except the matters herein in dispute.

8.4 Due to the issuing or alteration of any the PRC laws, rules or regulations or due to the change in interpretation or application of such laws, rules or regulations any time after the signing date, the following agreement shall be applicable: to the extent permitted by the PRC laws, (a) if the alteration of laws or newly issued regulations are more preferential for a Party compared to the relevant laws, decrees, orders or regulations that were in effect on the signing date hereof, each Party shall actively and immediately apply for obtaining the benefits brought by the modification or new regulations and put forth their best effort to obtain the approval for the application; or (b) in case that any Party’s economic benefit is directly or indirectly adversely influenced due to the alteration of foregoing laws or newly issued regulations, this Agreement shall be continuously executed as scheduled. All parties shall obtain the exemption from the altered or new regulations through legal means. If the negative effect on the economic benefit of any Party cannot be resolved under this Agreement, all Parties shall immediately negotiate and make all necessary alterations to this Agreement after receiving the notification of the affected Party to safeguard the economic benefit of the affected Party.

11.	Miscellaneous

11.1	The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

11.2	This Agreement shall be effective as of the date of its execution, and expire until the Parties have performed their respective obligations under this Agreement.

11.3	The Parties agree to promptly execute any document and take any other action reasonably necessary or advisable to perform provisions and purpose of this Agreement.

11.4

The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersede all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

11.5	The Parties may amend and supplement this Agreement in writing. Any amendment and/or supplement to this Agreement by the Parties is an integral part of and has the same effect with this Agreement.

11.6	This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and the permitted assigns.

11.7	Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

11.8

If any provision of this Agreement is held void, invalid or unenforceable by a court of competent jurisdiction, governmental agency or arbitration authority, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and revise such void, invalid or unenforceable provisions only to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

11.9	Unless with prior written consent from the Lender, the Borrowers may not assign any of their rights and obligations under this Agreement to any third party.

11.10	This Agreement is made in four (4) originals with each Party holding one (1) original. Each original has the same effect.

(No text below)

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IN WITNESS WHEREOF, the Parties have executed this Loan Agreement as of the date and at the address first above written.

Xi’an Jingxundi Supply Chain Technology Co., Ltd. (seal)

/s/ Xi’an Jingxundi Supply Chain Technology Co., Ltd.
(Seal of Xi’an Jingxundi Supply Chain Technology Co., Ltd.)

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IN WITNESS WHEREOF, the Parties have executed this Loan Agreement as of the date and at the address first above written.

Richard Qiangdong Liu

By:	/s/ Richard Qiangdong Liu

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IN WITNESS WHEREOF, the Parties have executed this Loan Agreement as of the date and at the address first above written.

Yayun Li

By:	/s/ Yayun Li

(This page is intentionally left blank and is the signing page of this Loan Agreement)

IN WITNESS WHEREOF, the Parties have executed this Loan Agreement as of the date and at the address first above written.

Pang Zhang

By:	/s/ Pang Zhang

Schedule A

The following schedule sets forth information about the loan agreements substantially in form as this exhibit that the Registrant entered into with certain other Chinese variable interest entities. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

VIE	Executing Parties	Loan Amount	Effective Date	Execution Date
Suqian Jingdong Tianning Jiankang Technology Co., Ltd.	Lender: Beijing Jingdong Jiankang Co., Ltd. Borrowers: Richard Qiangdong Liu, Yayun Li and Pang Zhang	Amount: an aggregate of RMB1,000,000, of which RMB450,000 will be provided to Richard Qiangdong Liu, RMB300,000 will be provided to Yayun Li and RMB250,000 will be provided to Pang Zhang	September 17, 2020	September 17, 2020

Guangdong Jingxi Logistics Technology Co., Ltd.	Lender: Jingdong Logistics Supply Chain Co., Ltd. Borrowers: Jian Cui and Dingkai Yu	Amount: an aggregate of RMB5,000,000, of which RMB2,500,000 will be provided to Jian Cui and RMB2,500,000 will be provided to Dingkai Yu	January 25, 2021	January 25, 2021